Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations
sherrylauderback@trimascorp.com
(248) 631-5506

TRIMAS CORPORATION ANNOUNCES ANALYST DAY

AND CLOSING BELL CEREMONY ON MAY 13, 2010 AT NASDAQ MARKETSITE

BLOOMFIELD HILLS, Michigan, May 7, 2010 — TriMas Corporation (NASDAQ: TRS) — a diversified global manufacturer of engineered and applied products — today announced that it will hold an Analyst Day and will preside over NASDAQ’s closing bell ceremony at NASDAQ MarketSite located at 4 Times Square in New York City on Thursday, May 13, 2010. The event will begin at 8:00 a.m. and is by invitation only.

TriMas’ executive team will present the company’s strategic goals and an update on key business strategies, growth initiatives and productivity projects, as well as provide time for questions and answers. Presenters will include:

•                  David M. Wathen, President and Chief Executive Officer

•                  A. Mark Zeffiro, Chief Financial Officer

•                  Lynn Brooks, President, Rieke Packaging Systems

•                  Len Turner, President, Arrow Engine

•                  Kurt Allen, President, Lamons Gasket

•                  Tom Benson, President, Cequent Performance Products

•                  John Aleva, President, Cequent Consumer Products

•                  Jerry VanAuken, President, Norris Cylinder

•                  Eli Crotzer, President, Precision Tool Company & Hi-Vol

•                  Tom Aepelbacher, Vice President, Global Sourcing

The event will be available to the public via a live webcast. Interested parties may access the event on the internet at http://ir.trimascorp.com/events.cfm. To listen to the live event, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay, including slides, will be available within 24 hours after the event. The televised Closing Bell ceremony will be broadcast live via webcast at http://www.nasdaq.com/about/marketsitetowervideo.asx

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas Corporation is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas Corporation has approximately 3,900 employees at over 60 different facilities in 11 countries. For additional information, please visit www.trimascorp.com.

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